                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        UNITED TECHNOLOGIES CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        UNITED TECHNOLOGIES CORPORATION
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

Dear Fellow Shareowner:

  You are cordially invited to attend our 1996 Annual Meeting of Shareowners of United Technologies Corporation to be held April 23, 1996 at THE CARLTON HOTEL, 923 SIXTEENTH STREET, N.W., WASHINGTON, D.C. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m.

  At the meeting, we will report on the operations, progress and plans of the Corporation, and give you an opportunity to ask questions. The Annual Meeting is open to all shareowners or their authorized representatives. To attend the meeting, complete and return the enclosed postage-paid reservation card directly to the Corporation. An admission ticket will be mailed to you.

  If your shares are held of record by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

  Your vote is important, and we urge you to sign, date and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the meeting, you may vote your shares in person, if you wish.

  We hope to see you on April 23rd.

                                            Robert F. Daniell
                                            Chairman

                                            George David
                                            President and
                                            Chief Executive Officer

Hartford, Connecticut
March 22, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting..................................................   1
Proxy Statement...........................................................   2
General Information Concerning the Board of Directors.....................   2
Item No. 1--Election of Directors.........................................   4
Item No. 2--Appointment of General Auditor................................  10
Item No. 3--Approval of the Nonemployee Director Stock Option Plan........  10
Item No. 4--Shareowner Proposal Regarding Executive Compensation..........  11
Submission of Shareowner Proposals........................................  12
Report of the Committee on Compensation and Executive Development.........  13
Compensation of Executive Officers........................................  16
Other Business............................................................  21
Proxies and Voting........................................................  21
Annual Report.............................................................  23

                           NOTICE OF ANNUAL MEETING

                         TO BE HELD ON APRIL 23, 1996

To the Owners of Common and Preferred Stock:

  The Annual Meeting of Shareowners of United Technologies Corporation will be held at THE CARLTON HOTEL, 923 SIXTEENTH STREET, N.W., WASHINGTON, D.C. at 11:00 a.m. on Tuesday, April 23, 1996 to consider and take action on the following items:

    1. Election of twelve directors.

    2. Appointment of General Auditor.

    3. Approval of the Nonemployee Director Stock Option Plan.

    4. A shareowner proposal regarding executive compensation.

    5. Such other business as may properly come before the meeting or any adjournment thereof.

  Only owners of Common and Series A ESOP Convertible Preferred Stock of record at the close of business on March 6, 1996 are entitled to notice of and to vote at the meeting. A list of such shareowners will be available at the time and place of the meeting and during the ten days prior to the meeting at the Corporation's offices at 1401 Eye Street, N.W., Washington, D.C.

  We urge you to sign and date the enclosed proxy card and return it at once in the enclosed envelope.

                                       William H. Trachsel
                                       Vice President and Secretary

March 22, 1996

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is first being mailed to shareowners on or about March 22, 1996 soliciting proxies on behalf of the Board of Directors of United Technologies Corporation, One Financial Plaza, Hartford, Connecticut 06101, for the Annual Meeting of Shareowners of the Corporation to be held on Tuesday, April 23, 1996, at the time and place and for the purposes set forth in the Notice of Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The record date for determining those shareowners entitled to vote at the Annual Meeting was March 6, 1996. At that date, the Corporation had outstanding 135,242,657 shares of stock consisting of 121,832,468 shares of Common Stock and 13,410,189 shares of Series A ESOP Convertible Preferred Stock. Each share of Common Stock is entitled to one vote. Each share of Series A ESOP Preferred Stock is entitled to 1.3 votes. The total number of votes entitled to be cast at the meeting is 139,265,713.

  The FMR Corporation, 82 Devonshire Street, Boston, MA 02109, has advised the Corporation that it exercised as of December 31, 1995, investment discretion with respect to 8,744,910 shares, or 7.17% of the Common Stock of the Corporation.

  The Corporation knows of no other person who is the beneficial owner of over 5% of its Common Stock. All of the shares of Series A ESOP Preferred Stock are held of record by Bankers Trust Company, One Bankers Trust Plaza, New York, New York 10006, as trustee on behalf of employees of the Corporation who participate in the Corporation's Employee Savings Plan, as to which shares Bankers Trust Company disclaims beneficial ownership.

CUMULATIVE VOTING

  In the election of directors of the Corporation, each owner of Common Stock is entitled to as many votes as equal the number of shares of his or her stock multiplied by the number of directors to be elected. The owners of the Series A ESOP Preferred Stock are entitled to as many votes as equal 1.3 times the number of shares of stock multiplied by the number of directors to be elected. By giving written instructions to the Corporation, shareowners may cast all such votes for a single director or may distribute such votes among any two or more of the nominees, as they see fit. If no written instruction is given, the votes will be evenly distributed among all the management nominees. A shareowner may withhold a vote for a particular management nominee by writing the nominee's name on the proxy card in the space provided. Under those circumstances, unless other instructions are given in writing, the shareowner's votes will then be evenly cast among the remaining management nominees.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Board of Directors--Directors are elected annually by the shareowners. Nominees are selected by the Board upon recommendation of its Nominating Committee and are chosen for their ability and integrity. As a group, they are expected to bring to the Board experience in national and international business matters, an awareness of the appropriate role of the Corporation in society, and a diversity of opinion and insight. The Board met nine times during 1995 with an average attendance of 96%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served.

  The Board has established six permanent committees to assist it in the discharge of its responsibilities. Their functions are as follows:

  Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation except those powers that the Bylaws specifically reserve to the entire Board (e.g., amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. The members of the Executive Committee, which met once during 1995, are Robert F. Daniell, Chairman; Antonia Handler Chayes, George David, Robert H. Malott and Jacqueline G. Wexler.

  Audit Review Committee--The Audit Review Committee recommends to the Board a nominee for General Auditor of the Corporation, approves services rendered by and meets with the General Auditor and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The members of the Audit Review Committee, which met four times during 1995, are Howard H. Baker, Jr., Chairman; Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Robert H. Malott, and Jacqueline G. Wexler.

  Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development makes recommendations to the Board on compensation actions involving senior executives of the Corporation. The Committee approves compensation actions involving all elected officers of the Corporation, and periodically reviews in the aggregate, annual salaries of all executives. The Committee approves long term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long term incentive and other compensation plans of the Corporation. It also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The members of the Committee on Compensation and Executive Development, which met six times during 1995, are Robert F. Dee, Chairman; Howard H. Baker, Jr., Charles W. Duncan, Jr., Charles R. Lee, Harold A. Wagner, and Jacqueline G. Wexler.

  Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews major financial strategies and transactions and major acquisitions and divestitures. The members of the Finance Committee, which met four times during 1995, are Charles W. Duncan, Jr., Chairman; Robert F. Daniell, George David, Pehr G. Gyllenhammar, Gerald D. Hines, Charles R. Lee, and Robert H. Malott.

  Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners. The members of the Nominating Committee, which met four times during 1995, are Robert H. Malott, Chairman; Robert F. Dee and Charles W. Duncan, Jr.

  Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's contributions program and political action committees. The members of the Public Issues Review Committee, which met six times during 1995, are Jacqueline G. Wexler, Chairman; Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Gerald D. Hines and Harold A. Wagner.

                                  ITEM NO. 1
                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS NOMINEES

  Twelve persons are being nominated for election as directors at the 1996 Annual Meeting. Each of the nominees was elected as a director at the 1995 Annual Meeting. Should any of these nominees become unavailable to accept nomination or election as a director, the proxy holders will, at their discretion, vote the shares that they represent for the election of such other persons as the Board of Directors may recommend, unless the Board reduces the number of directors.


[PHOTO OF         Howard H. Baker, Jr., Partner, Baker, Donelson, Bearman &
 HOWARD H.        Caldwell (attorneys). Senator Baker was a member of the
 BAKER, JR.       United States Senate from 1967 through 1984, where he served
 APPEARS HERE]    two terms as Minority Leader and two terms as Majority
                  Leader. He was the Chief of Staff for the President from February 1987 to July 1988. Senator Baker is a director of
                  Federal Express Corporation, WMX Technologies, Inc., and
                  Pennzoil Company, and a trustee of the Mayo Clinic. He is 70 and has been a director since 1990.




[PHOTO OF         Antonia Handler Chayes, Senior Advisor, Conflict Management
 ANTONIA HANDLER  Group, Cambridge, Massachusetts, former President and now
 CHAYES APPEARS   member of the board of the Consensus Building Institute and
 HERE]            Senior Consultant to JAMS/Endispute Inc., Boston,
                  Massachusetts (all involved in conflict prevention and alternative dispute resolution). Ms. Chayes served as Assistant Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981. She is a member of the Commission on Roles and Missions of the US
                  Military and the DOD-CIA Joint Security Commission. She teaches at the Kennedy School of Government and is Co-
                  Director of the Project on International Compliance and Dispute Settlement at the Program on Negotiation at Harvard
                  Law School. She is a member of the American Law Institute and the Council on Foreign Relations. Ms. Chayes also sits on the Advisory Board of the Columbia University School of International and Public Affairs. She is 66 and has been a director of the Corporation since 1981.




[PHOTO OF         Robert F. Daniell, Chairman, United Technologies
 ROBERT F.        Corporation. Mr. Daniell served as President of Sikorsky
 DANIELL          Aircraft from 1981 to 1983, and Vice President of United
 APPEARS HERE]    Technologies from 1982 to 1983. He was elected Senior Vice
                  President-- Defense Systems in 1983. Mr. Daniell was elected
                  President and Chief Operating Officer in 1984 and named to the additional post of Chief Executive Officer, effective
                  January 1, 1986. He was elected Chairman, effective January
                  1, 1987. Mr. Daniell relinquished the offices of President and Chief Operating Officer in February 1992 and the office of Chief Executive Officer in April 1994 upon the election of Mr. George David to those posts. Mr. Daniell is a director of GTE Corporation, Shell Oil Co. and The Travelers
                  Inc. He is 62 and has been a director of the Corporation since 1984.

[PHOTO OF         George David, President and Chief Executive Officer, United
 GEORGE DAVID     Technologies Corporation. Mr. David served as President and
 APPEARS HERE]    Chief Executive Officer of Otis Elevator Company from 1986 through 1988, and as Chairman of Otis from 1987 through today. He was elected to the office of Senior Vice President of the Corporation in 1988, and Executive Vice President and President, Commercial/ Industrial in 1989. In February 1992,
                  Mr. David was elected President and Chief Operating Officer of the Corporation and in April 1994 he was elected Chief
                  Executive Officer. Mr. David is a director of Northeast
                  Utilities and President of the Board of Trustees of the Graduate School of Business Administration at The University of Virginia. He is 53 and has been a director of the Corporation since 1992.




[PHOTO OF         Robert F. Dee, retired Chairman of the Board, SmithKline
 ROBERT F. DEE    Beckman Corporation, Philadelphia, PA (pharmaceuticals). Mr.
 APPEARS HERE]    Dee served as Chief Executive Officer of SmithKline Beckman
                  Corporation from 1972 to 1982. He is a member of The
                  Business Council, The Conference Board and the Management
                  Executives' Society and serves on the Board of Trustees of The Eisenhower Exchange Fellowship. He is 71 and has been a director of the Corporation since 1981.




[PHOTO OF         Charles W. Duncan, Jr., Private Investor, Houston, Texas.
 CHARLES W.       Mr. Duncan has been involved in private investments since
 DUNCAN, JR.      1981. Mr. Duncan served as Secretary of the United States
 APPEARS HERE]    Department of Energy from 1979 to 1981. He is a director of
                  American Express Company, American Express Bank, Ltd., The
                  Coca-Cola Company, Newfield Exploration Co., PanEnergy
                  Corp., Chemical Banking Corporation, and Texas Commerce
                  Bank, N.A., a wholly-owned subsidiary of Chemical Banking
                  Corporation, and is a member of the International Advisory
                  Board of Elf Aquitaine. Mr. Duncan is 69 and has been a director of the Corporation since 1981.




[PHOTO OF         Pehr G. Gyllenhammar, Senior Advisor, Lazard Freres & Co.,
 PEHR G.          LLC (investment banking). Mr. Gyllenhammar is the former
 GYLLENHAMMAR     Executive Chairman, AB Volvo, Goteborg, Sweden. He served as
 APPEARS HERE]    Managing Director and Chief Executive Officer of AB Volvo
                  from 1971 to 1983, as Chairman and Chief Executive Officer until 1990, and as Executive Chairman from 1990 to December
                  1993. He is a director of Kissinger Associates, Inc.,
                  Pearson plc., Reuters Holdings plc., Philips Electronics NV, and FMC Corporation. He is also Chairman of Swedish Ships'
                  Mortgage Bank and MC European Capital SA. Mr. Gyllenhammar is 60 and has been a director of the Corporation since 1981.

[PHOTO OF         Gerald D. Hines, Founder and Chairman of Hines Interests
 GERALD D. HINES  Limited Partnership, an international real estate
 APPEARS HERE]    development and management firm, in Houston, Texas. Mr.
                  Hines served on the Board of the Federal Reserve Bank of Dallas from 1975 through 1983, and held the office of Chairman of the Federal Reserve Bank of Dallas from 1981 through 1983. He is a trustee of the Urban Land Institute, and is a director of the Urban Land Research Foundation. Mr.
                  Hines is 70 and has been a director of the Corporation since
                  1989.




[PHOTO OF         Charles R. Lee, Chairman and Chief Executive Officer of GTE
 CHARLES R.       Corporation, Stamford, Connecticut (telecommunications). Mr.
 LEE APPEARS      Lee has served since 1992 as Chairman and Chief Executive
 HERE]            Officer of GTE. Since joining GTE in 1983, Mr. Lee served as
                  Senior Vice President of Finance from 1983 to 1986, Senior
                  Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating
                  Officer and a director of GTE. He is a director of The
                  Proctor & Gamble Company and USX Corporation. He is a member of The Business Roundtable and The Business Council, a
                  Trustee Fellow of the Board of Trustees of Cornell
                  University, a trustee of the National Planning Association, a director of the New American Schools Development
                  Corporation, a member of The Conference Board, Harvard
                  Business School's Board of Directors of the Associates, and a director of the Stamford Hospital Foundation. He is 56 and has been a director of the Corporation since 1994.




[PHOTO OF         Robert H. Malott, Chairman of the Executive Committee of the
 ROBERT H.        Board and former Chairman of the Board and Chief Executive
 MALOTT APPEARS   Officer, FMC Corporation, Chicago, Illinois (manufacturer of
 HERE]            machinery and chemicals). He is on the Board of Amoco
                  Corporation, Graco Children's Products, Inc., and Swiss Bank
                  Corporation (Council of International Advisors). He is on the Board of the National Museum of Natural History
                  (Chairman), the National Park Foundation, The Aspen
                  Institute, the Lyric Opera of Chicago, the American
                  Enterprise Institute, the Hoover Institution, and Argonne
                  National Laboratories, and is a member of The Business
                  Council and the Policy Committee of the Illinois Business
                  Roundtable. He is on the Board of Trustees of the University of Chicago. Mr. Malott is 69 and has been a director of the Corporation since 1980.




[PHOTO OF         Harold A. Wagner, Chairman, President and Chief Executive
 HAROLD A.        Officer, Air Products and Chemicals, Inc., Allentown,
 WAGNER           Pennsylvania (industrial gases and chemicals). Mr. Wagner
 APPEARS HERE]    served as President, Air Products and Chemicals, Europe
                  1988-1990, Executive Vice President, Gases and Equipment
                  1990-1991, President and Chief Operating Officer 1991-1992 and Chairman, President and Chief Executive Officer since
                  1992. He is a director of Daido-Hoxan, a member of The
                  Business Council, the Policy Committee of The Business
                  Roundtable, and vice-chairman of the Pennsylvania Business
                  Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University and the Committee for Economic
                  Development. Mr. Wagner is 60 and has been a director of the Corporation since 1994.

                  Jacqueline G. Wexler retired as President of the National
                  Conference of Christians and Jews, New York, New York, on
[PHOTO OF         December 31, 1990. Mrs. Wexler is a former President of
JACQUELINE G.     Hunter College of the City University of New York. Mrs.
WEXLER APPEARS    Wexler joined Academic Consulting Associates as a Senior
HERE]             Associate in 1980 and was named President the same year.
                  Mrs. Wexler served in that capacity until 1982. Mrs. Wexler is 69 and has been a director of the Corporation since 1978.



SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table lists all stock based holdings at January 1, 1996 for each current director, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. At January 1, 1996, none of such directors or executive officers owned or had the right to acquire under employee stock options exercisable within 60 days, in the aggregate more than 1% of the Common Stock of the Corporation. Directors and executive officers as a group owned or had the right to acquire under employee stock options exercisable within 60 days, 1.5% of the Common Stock of the Corporation.

   NAME                      CLASS OF SECURITIES   SHARES BENEFICIALLY OWNED(1)
   ----                    ----------------------- ----------------------------
Howard H. Baker, Jr.......        Common(2)                     2,000
Antonia Handler Chayes....        Common(2)                     1,600
Robert F. Daniell.........         Common                     305,761
                           Series A ESOP Preferred                758
George David..............         Common                     437,618
                           Series A ESOP Preferred                741
Robert F. Dee.............        Common(2)                     1,600
Charles W. Duncan, Jr.....       Common(2)(3)                  10,400
Pehr G. Gyllenhammar......        Common(2)                       200
Gerald D. Hines...........        Common(2)                     5,488
Charles R. Lee............        Common(2)                     3,225
Robert H. Malott..........        Common(2)                     1,638
Harold A. Wagner..........        Common(2)                     1,353
Jacqueline G. Wexler......        Common(2)                     1,888
Karl J. Krapek............         Common                     244,690
                           Series A ESOP Preferred                754
Stephen F. Page...........         Common                      47,420
                           Series A ESOP Preferred                193
Irving B. Yoskowitz.......         Common                     130,341
                           Series A ESOP Preferred                759
Directors & Executive Of-
 ficers as a Group(31)....         Common                   1,832,528
                           Series A ESOP Preferred             12,804

-------
  (1) Included in the number of shares beneficially owned by Messrs. Daniell, David, Krapek, Page and Yoskowitz and all directors and executive officers as a group are 160,296; 372,530; 170,650; 37,000; 95,500 and 1,332,487 shares, respectively, which such persons have the right to acquire within 60 days pursuant to the exercise of employee stock options; 131,540; 52,955; 15,655; 3,824; 26,961 and 329,062 shares, respectively, as to which such persons have sole voting and investment power; and 13,925; 12,133; 58,385; 6,596; 7,880, and 163,256 shares, respectively, as to which such persons have sole voting but no investment power. Executive officers as a group have shared voting and investment power with respect to 3,723 shares of

Common Stock and 12,804 shares of Series A ESOP Preferred Stock. The following directors have sole voting power but no investment power with respect to the following number of shares: Ms. Chayes, Mrs. Wexler, Messrs. Baker, Dee, Hines, Lee, Malott and Wagner-1,000 shares. These directors as well as Mr. Gyllenhammar have sole voting and investment power with respect to the balance of their holdings of Common Stock.

  (2) In addition to Shares Beneficially Owned at January 1, 1996, nonemployee directors held vested deferred stock units which are valued by reference to shares of common stock, as follows:

Howard H. Baker, Jr...... 3,024
Antonia Handler Chayes... 3,419
Robert F. Dee............ 3,960
Charles W. Duncan, Jr. .. 4,237
Pehr G. Gyllenhammar..... 4,728

Gerald D. Hines......... 2,205
Charles R. Lee.......... 1,347
Robert H. Malott........ 3,993
Harold A. Wagner........   881
Jacqueline G. Wexler.... 3,729

  (3) Includes 5,400 shares owned directly by Mr. Duncan as to which he has sole voting and investment power; 4,000 shares owned by a partnership in which Mr. Duncan is both a Limited Partner and a General Partner, as to which he has shared voting and investment power; and 1,000 shares as to which he has sole voting power but no investment power.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT

  As required by the Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Corporation notes that during 1995 three officers and one director filed untimely reports on transactions in the Corporation's Common Stock as follows: Mark Coran, Eugene Buckley, and J.P. van Rooy, each with one report covering a single transaction; and, Antonia Handler Chayes, one report covering two transactions.

CERTAIN TRANSACTIONS

  In August, 1995, Otis Elevator Company purchased, for an aggregate price of up to $7.8 million, substantially all of the assets of VTM Elevator Company ("VTM"), a company owned by Gerald Hines, a director of the Corporation. The purchased assets consisted primarily of a portfolio of service and maintenance contracts for elevators and escalators. Mr. Hines has an interest in approximately half of the entities with whom these service and maintenance contracts were entered. The purchase of these assets was in the ordinary course of business, and the purchase price was determined by arm's length negotiations. The Corporation believes that this transaction was effected on terms no less favorable to the Corporation, and no more favorable to Mr. Hines, than would have been the case had Mr. Hines not been a director of the Corporation.

  The law firm of Baker, Donelson, Bearman, & Caldwell, of which Senator Baker is a partner, is retained from time to time for legal services. Lazard Freres & Co., LLC, of which Mr. Gyllenhammar became a senior advisor in 1996, performs investment banking services and provides financial advisory services to the Corporation.

  The Corporation and its subsidiaries have had and expect in the future to have transactions in the ordinary course of business with these firms and other unaffiliated corporations of which certain of the nonemployee directors are officers or directors. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other firms and corporations or the interests of the directors involved.

COMPENSATION OF DIRECTORS

  Upon the recommendation of the Nominating Committee, the Board of Directors recently approved several changes to the compensation program for nonemployee directors. These changes are intended to align more closely the interests of the directors with those of the shareowners. Among the changes, board members are paid an annual retainer of $60,000 ($65,000 for committee chairpersons), with no meeting fees paid for regularly scheduled board or committee meetings. This retainer is paid 60% in stock units under the recently approved United Technologies Corporation Board of Directors Deferred Stock Unit Plan. Each stock unit is equal in value to a share of Common Stock of the Corporation and is settled in cash at the time of termination of service as a director or in installments following termination of service. Stock units credited to a director's account earn additional stock units equivalent in value to the amount of dividends paid on Common Stock. There are no voting rights attached to stock units. The remaining 40% of the retainer is paid either in cash or in additional stock units, at the election of the director.

  Effective December 31, 1995, the United Technologies Corporation Directors Retirement Plan for nonemployee directors was terminated for current and future directors. The value of each nonemployee director's vested accrued benefit under such Retirement Plan was converted to deferred stock units. The value of certain deferred compensation accounts is also subject to conversion to deferred stock units. Deferred stock units are payable in cash following retirement. The Board also terminated health, dental, life insurance and disability benefit programs for nonemployee directors, effective December 31, 1995.

  Subject to approval by shareowners, the Board has approved the United Technologies Corporation Nonemployee Director Stock Option Plan. Under this Plan, beginning in 1996, each nonemployee director will receive an annual grant of 1,000 stock options. The options will be awarded each year on the date of the annual meeting. Such options will have a ten year term and become exercisable three years from the date of grant at an exercise price equal to the closing market price of Common Stock on the date of grant.

  Upon becoming a director, each nonemployee director receives a one-time grant of 1,000 shares of restricted Common Stock. These shares vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. Should a director leave the Board before all restricted shares vest, the non-vested shares will be forfeited, except that in the event of the death or disability of a director, a change in control, or if a director retires or resigns to accept full time employment in public or charitable service, all shares not previously vested will vest immediately. In lieu of Common Stock, any foreign national who serves as a director is eligible to receive a one-time grant of restricted share units, each unit being equal in value to a share of Common Stock. Vesting provisions for such units are the same as for restricted stock. At retirement, a cash payment equal to the then-current value of a share of Common Stock will be paid to the foreign director for each vested unit. Each unit and share of restricted stock will generate a quarterly payment to the holder equal to the dividend paid on a share of Common Stock.

  As part of its overall program of support for charitable institutions and to attract and retain qualified directors, the Corporation maintains the Directors' Charitable Gift Program. This program is funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation intends to make charitable contributions of up to a total of $1 million following the death of a director, allocated among up to four charitable organizations recommended by the director. At this date all current directors are participants in this program. Beneficiary organizations recommended by directors must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

                                  ITEM NO. 2
                        APPOINTMENT OF GENERAL AUDITOR

  The Audit Review Committee has nominated the firm of Price Waterhouse LLP to be General Auditor of the Corporation, to act until the 1997 Annual Meeting. During 1995, Price Waterhouse LLP provided the Corporation with audit and related services, as well as certain non-auditing services. Fees for audit and audit related services totaled approximately $11.2 million and fees for non-auditing services totaled approximately $8.7 million. Services rendered by Price Waterhouse LLP are approved by the Audit Review Committee and reviewed for any possible effect on independence; whenever possible, this approval is obtained prior to the rendering of the service and in other cases as soon thereafter as practicable.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they desire. They will also be available to respond to appropriate questions from shareowners.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PRICE WATERHOUSE
                                           ---
LLP AS GENERAL AUDITOR OF THE CORPORATION.

                                  ITEM NO. 3
            APPROVAL OF THE NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

  The following resolution will be presented by management at the meeting:

  RESOLVED, that the shareowners of the Corporation hereby authorize, approve and adopt the United Technologies Corporation Nonemployee Director Stock Option Plan in the form presented to this meeting, to become effective upon approval of the Plan by the shareowners of the Corporation by a majority vote of the holders of shares of stock present and entitled to vote at the meeting.

  On November 29, 1995, the Board of Directors of the Corporation approved, subject to approval of shareowners at the 1996 Annual Meeting, the Nonemployee Director Stock Option Plan (the "Plan"). The following summary describes features of the Plan. This summary description of the Plan is qualified in all respects by reference to the specific provisions of the Plan, the full text of which is set forth as Appendix A to this Proxy Statement.

  Upon the recommendation of the Nominating Committee, the Board of Directors recently proposed a number of changes to the compensation of its nonemployee directors (as defined below), including adoption of the Plan, for the purpose of more closely aligning the interests of the nonemployee directors with those of the Corporation's shareowners. These changes are described at page 9 of this Proxy Statement.

  The Plan provides for automatic annual grants of stock options on the date of the Annual Meeting to each member of the Board of Directors who is not an employee of the Corporation or any of its subsidiaries (a "nonemployee director"), who is elected at the meeting. Presently there are ten nonemployee directors who will participate in the Plan. Each annual grant will permit the holder to purchase 1,000 shares of United Technologies Corporation Common Stock (subject to adjustment, as described in the Plan) at an exercise price equal to the closing price of Common Stock on the New York Stock Exchange on the grant date.

  Each option will become exercisable three years from the date of grant, except that in the event of retirement at or after age 55 with five or more years of service, resignation to accept full-time employment in public or charitable service or the death of a director, options that have been held for at least one year will become immediately exercisable. Following retirement or termination resulting from disability, exercisable options may be exercised at any time during the remainder of the ten-year term of the option. In the event of death, the director's estate will have the right to exercise options for up to one year following the date of death. In the event of the director's resignation or termination from the board for any other reason, vested options must be exercised within 90 days from the date of termination. In the event of a Change of Control (as defined in the Plan), all outstanding options will become immediately exercisable for the remainder of their respective terms. Options are subject to adjustment or modification to prevent either the dilution or enlargement of the value of the award in the event of a merger, consolidation, spin-off, payment of a special dividend, stock split or other extraordinary non-recurring events affecting the Corporation's capital structure or the value of Common Stock, as more fully set forth in Section 8 of the Plan. The options are nonassignable and nontransferable other than by will or the laws of descent and distribution.

  The Plan will be administered by a management committee appointed by the Board, which will have the authority to construe and administer the Plan. The Plan will continue in effect until terminated by the Board of Directors. The Board may amend the Plan at any time but may not amend the Plan without further approval of shareowners if such approval is required by law.

  If the Plan is approved by the shareowners at the 1996 Annual Meeting, each nonemployee director will receive on the date of the 1996 Annual Meeting, and on the date of each annual meeting thereafter while the Plan is in effect, an award of 1,000 options.

                               NEW PLAN BENEFITS

                                                               NUMBER OF SHARES
      NAME AND POSITION                                       SUBJECT TO OPTIONS
      -----------------                                       ------------------
      Nonemployee Director Group (10)........................       10,000

  The options to be granted under the Plan are not intended to be qualified under Section 422 of the Internal Revenue Code. For federal income tax purposes: (i) the grant of an option will not result in taxable income to the director or a tax deduction to the Corporation; and (ii) the exercise of an option will result in ordinary income to the director and a corresponding deduction to the Corporation equal in amount to the difference between the exercise price of the option and the market value of the Common Stock on the date of exercise.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE UNITED
                                           ---
TECHNOLOGIES CORPORATION NONEMPLOYEE DIRECTOR STOCK OPTION PLAN.

                                  ITEM NO. 4
                              SHAREOWNER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, N.W., Washington, DC 20037, owner of 50 shares of Common Stock, has given notice that she intends to introduce a proposal for adoption at the Annual Meeting which recommends that future proxy statements list the names, titles and compensation amounts for each executive with a base salary of more than $100,000.

                          TEXT OF SHAREOWNER PROPOSAL

  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

                      SUPPORTING STATEMENT OF SHAREOWNER

  "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

  Last year, the owners of 20,220,934 shares, representing approximately 18.3% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Securities and Exchange Commission, after two years of intensive study, adopted rules for proxy disclosure of executive compensation. Public companies now provide significant additional compensation information concerning the Chief Executive Officer and the next four most highly compensated executive officers. This information is provided to shareowners in easy to read charts rather than by narrative description, as previously required. This simplified format allows shareowners to better understand the compensation paid to those senior executives most responsible for the Corporation's performance.

  The Board does not agree that providing further information on compensation paid to executives beyond the five most highly compensated executives would be of material assistance to shareowners in making voting and investment decisions. Further, the Corporation could be put at a competitive disadvantage were it required to make more extensive disclosures on compensation than other public corporations.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS
                                                          -------
PROPOSAL.

SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the 1997 annual meeting must be received by the Corporation no later than November 21, 1996. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

  The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interest of the Corporation and the shareowners, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material. However, the Board of Directors does not agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's obligations to represent and safeguard the best interests of shareowners as a whole.

       REPORT OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

  The following report is provided by the Board of Directors' Committee on Compensation and Executive Development (the "Committee"). The Committee supervises the Corporation's Executive Compensation Program (the "Program") and is responsible for all compensation actions affecting the Corporation's most senior executives.

COMPENSATION PHILOSOPHY AND OBJECTIVES

 Objectives

  The Program is designed and administered to achieve two principal objectives. First, the Program is intended to be competitive for the purpose of assuring that the Corporation is able to attract, motivate and retain talented executives. Second, the Program is intended to create an alignment of interests between the Corporation's executives and shareowners so that a significant portion of each executive's compensation varies with individual and corporate performance. Consistent with this objective, the Program places a significant emphasis on the long term and at-risk components of compensation. The Committee encourages and regularly reviews stock ownership by the Corporation's most senior executives.

 Compensation Peer Group

  The Committee utilizes information about other companies' compensation practices, including data provided by outside consultants. These companies are not necessarily the same companies that are most appropriate for comparing shareowner returns in the corporate performance graph. Accordingly, the competitive information considered by the Committee includes sixteen of the companies included in the Dow Jones 30 Industrial Index as shown on the corporate performance graph, as well as twenty other companies (the "Compensation Peer Group"). Compensation Peer Group companies have characteristics similar to the Corporation such as diversified product lines, global operations and sales volumes. Such companies often compete with the Corporation for executive talent. The Corporation targets the value of the Program for its most senior executives, including the named executive officers, to be at or above the 50th percentile of the Compensation Peer Group.

 Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code generally prevents the Corporation from claiming a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer (the "CEO") and to the four other most highly-paid executive officers of the Corporation. This deduction limitation however, does not apply to performance-based compensation that satisfies certain requirements of the Internal Revenue Code. The Committee has determined that it is in the best interests of the Corporation and its shareowners to structure the compensation of executive officers, to the extent practicable, so that compensation will not be subject to the deduction limit. However, the Committee has in the past and may in the future structure compensatory arrangements that under certain circumstances may be subject to the deduction limit.

 Base Salary

  Executive base salaries are designed to be competitive with salaries paid for similar positions at Compensation Peer Group companies. Individual executive performance is evaluated annually against a number of job specific competencies. These performance evaluations serve as the key element in determining the amount and timing of any base salary increase. Compensation Peer Group competitive information is also considered.

 Annual Incentive Compensation

  The Annual Incentive Compensation Plan is designed to reward performance relating to annual goals of the Corporation and the business units. Objectives are established for the corporate headquarters and each business unit. For 1995, the corporate objectives were net income and cash flow, weighted 60% and 40%, respectively. The business units' objectives were earnings before interest and taxes and cash flow, weighted 60% and 40%, respectively. The Committee determines the amount available for annual incentive cash awards at the corporate headquarters, based on achievement of the objectives described above and an overall judgment of corporate performance. The CEO determines the amount available for annual incentive cash awards at each business unit. Individual awards are determined on the basis of performance measured against objectives and a subjective assessment of the individual's overall contribution to business unit or corporate results.

  Pursuant to a shareowner approved amendment to the Annual Incentive Compensation Plan intended to qualify awards as performance based and tax deductible under Section 162(m), the CEO and the four other named executive officers' annual incentive compensation is now paid solely from a pool equal to no more than 0.75% of the Corporation's adjusted net income (the "Performance Pool"). The CEO is eligible to receive up to 30% and the other four participants are each eligible to receive up to 17.5% of the Performance Pool. The Committee retains the right to reduce the actual award to an amount less than a participant's allocated portion of the pool, based on objective and subjective factors as the Committee deems appropriate.

 Long Term Incentive Compensation

  The Corporation's Long Term Incentive Plan is designed to provide the opportunity for competitive financial awards to key employees whose efforts and achievements contribute to the long term success of the Corporation. Under the 1995 Continuous Improvement Incentive Program (the "CIIP"), as approved by the Committee, two award vehicles are available: stock options and dividend equivalents. These equity-based awards are consistent with the objective of aligning directly the interests of executives with those of the Corporation's shareowners.

  Stock option awards emphasize long term increase in shareowner value. Executives vest in stock options three years from the date of grant. The options will remain exercisable for a period of seven years once vested. The exercise price of the options is the closing price of the Corporation's stock on the date of grant.

  Dividend Equivalents ("DEs") reinforce the importance of meeting key long term financial objectives. A DE is the right to receive payments equal to the quarterly dividend paid to the Corporation's shareowners. Under the CIIP, executives are awarded one DE for each stock option granted. DEs become vested and payable solely on the basis of achievement of previously established corporate and/or business unit financial targets measured over a three-year period, as determined by the Committee. For 1995, the corporate headquarter's targets are earnings per share and return on equity, weighted equally. Each business unit has a financial target of either return on net operating assets or return on sales. No vesting of DEs occurs if aggregate achievement of performance targets is less than 90%. Payment of vested DEs awarded in 1995 will begin in March of 1998, and will continue for two to seven years, depending upon an executive's level. DE payments end when the DE term expires or the associated stock option is exercised, if sooner.

  Individual CIIP grants are based on subjective evaluations of demonstrated performance, potential and ability to contribute to the achievement of CIIP targets. The Committee also considers information on long term grants at Compensation Peer Group companies.

  In 1995, the Committee approved special long term incentive awards designed to provide performance incentives and to retain certain key members of the management team. The value of these awards will be measured by share price appreciation above the $78.25 grant price, and thus are aligned directly with the creation of additional shareowner value. The awards will vest and therefore have value only if UTC's stock price averages at least $114 per share for 30 consecutive trading days. The target stock price of $114 represents an increase of approximately 75% over the average share price during the first quarter of 1995.

 Chief Executive Officer Compensation

  Compensation decisions affecting the CEO were based on quantitative and qualitative factors relative to the Corporation's 1995 financial and operating results as well as strategic achievements. The Committee does not employ a specific formula in its compensation decisions.

  During 1995, under Mr. David's leadership and direction, the Corporation continued to improve its financial performance. Earnings per share increased 30%, from $4.40 to $5.70, net income increased 28% from $585 million to $750 million, return on equity was 18.6%, up from 15.4% in 1994, and working capital turnover increased by 12% to 5.6 turns. Cash flow, measured as change in net debt, was $916 million, a 90% increase over 1994. Mr. David continued to focus on shareowner value, as evidenced by a 10% increase in the common stock dividend and continuation of the share repurchase program. During 1995 the Corporation also continued its practice of making strategic, accretive acquisitions in the Corporation's core businesses.

  Total shareowner return for 1995, including share price appreciation and dividends from December 30, 1994 to December 29, 1995 was 55%, as compared to 38% for the S&P 500 and 37% for the Dow Jones 30 Industrials.

 Base Salary

  The Committee increased Mr. David's salary after his first thirteen months as CEO. The Committee considered his first year accomplishments as well as the average increases provided to the Corporation's other executives and CEOs of the Compensation Peer Group. The increase positions his salary below the 50th percentile of salaries paid to CEOs of Compensation Peer Group companies.

 Annual Incentive Compensation

  Mr. David's 1995 incentive compensation award was $900,000. This amount is based on the Committee's consideration of competitive total compensation information of Compensation Peer Group CEOs and a favorable assessment of the Corporation's performance for 1995, as described above. This award places
Mr. David's total cash compensation below the 50th percentile of the Compensation Peer Group CEOs.

 Long Term Incentive Compensation

  Mr. David's 1995 long term CIIP award was determined using the same guidelines used for the Corporation's executive population, as described above. Mr. David was granted 75,000 stock options and associated DEs.

  Under Mr. David's leadership, the Corporation has demonstrated excellent overall financial and strategic performance. In recognition of this performance and the value of Mr. David's leadership of the Corporation in the future, the Committee approved a grant to Mr. David of 250,000 performance based stock options as part of the special long term incentive awards described above.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

          Robert F. Dee, Chairman           Charles R. Lee
          Howard H. Baker, Jr.              Harold A. Wagner
          Charles W. Duncan, Jr.            Jacqueline G. Wexler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1995, Senator Howard H. Baker, Jr. served as a member of the Committee on Compensation and Executive Development of the Board of Directors and will continue to serve on such committee until the 1996 Annual Meeting. As noted previously, Senator Baker is a partner in the law firm of Baker, Donelson, Bearman & Caldwell, which firm is retained from time to time to provide legal services to the Corporation. The fees paid during 1995 were not material to total revenues for either the law firm or the Corporation.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth for the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1995 (the "named executive officers") the compensation earned by such persons for services rendered in all capacities to the Corporation during the three fiscal years ended December 31, 1995.

                          SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                      ------------------------------------
                                          ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                                  ----------------------------------- ------------------------ -----------
                                                                                    SECURITIES
                                                         OTHER ANNUAL  RESTRICTED   UNDERLYING  LONG TERM  ALL OTHER
                                                         COMPENSATION STOCK AWARDS   OPTIONS    INCENTIVE  COMPENSA-
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS(1)($)   (2) ($)       (3)($)      /SARS(#)  PAYOUTS ($) TION(4)($)
---------------------------  ---- ---------- ----------- ------------ ------------  ---------- ----------- ----------
R. F. Daniell,...........    1995  $850,000   $600,000     $109,782     $      0      50,000   $   35,637   $101,534
 Chairman                    1994  $922,916   $500,000     $190,052     $      0      50,000   $  863,807   $ 96,713
                             1993  $962,500   $800,000     $138,488     $      0      25,000   $  885,368   $ 77,453
G. David,................    1995  $976,667   $900,000     $ 89,365     $      0     325,000   $   44,499   $ 31,499
 President and Chief         1994  $906,250   $700,000     $129,310     $      0     315,000   $1,319,119   $ 27,484
 Executive Officer           1993  $770,833   $600,000     $108,532     $      0      20,000   $  771,431   $ 25,566
K. Krapek,...............    1995  $620,000   $500,000     $111,389     $      0     130,000   $   24,600   $ 16,733
 President                   1994  $587,500   $400,000     $ 68,225     $      0      80,000   $  308,801   $ 18,170
 Pratt & Whitney             1993  $533,333   $300,000          --      $      0      12,000   $  674,785   $ 16,879
S. Page,.................    1995  $497,917   $400,000     $ 62,391     $      0     120,000   $   13,087   $ 40,050
 Executive Vice President    1994  $468,750   $315,000     $ 59,855     $      0      15,000   $   12,130   $ 44,614
 and Chief Financial Of-
  ficer                      1993  $410,511   $385,000     $177,904     $473,750(5)   37,000   $  212,667   $ 41,875
I. Yoskowitz,............    1995  $497,917   $335,000     $ 63,848     $      0     115,000   $   19,725   $ 15,732
 Executive Vice President
  and                        1994  $475,000   $315,000     $ 80,858     $      0      15,000   $  497,596   $ 16,760
 General Counsel             1993  $450,000   $285,000     $ 66,697     $111,875(5)    8,500   $  341,953   $ 17,304

-------
  (1) Incentive compensation shown in the Bonus column for the named executive officers was paid from the Covered Employee Performance Pool of the Annual Executive Incentive Compensation Plan.

  (2) The amounts shown in this column for 1995 include: $31,320 for personal use of corporate aircraft for security reasons by Mr. David and a perquisite allowance for Messrs. Daniell, David, Krapek, Page and Yoskowitz of $43,286, $45,282, $49,114, $59,750 and $48,682, respectively. For each year, amounts reported under Other Annual Compensation include non-preferential dividends paid on non-vested, performance based restricted stock.

  (3) At the close of business on December 31, 1995, the following named executive officers held total non-vested time based restricted shares as follows: Mr. Page--5,000 shares valued at $474,375; and, Mr. Yoskowitz--2,500 shares valued at $237,187. The foregoing values were calculated by multiplying the closing market price of the Common Stock on December 31, 1995 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

  (4) For 1995, consists of employer matching contributions in the Employee Savings Plan of $4,500 for each of the named executives and life insurance premium payments of $97,034, $26,999, $12,233, $35,550, and $11,232, respectively for Messrs. Daniell, David, Krapek, Page and Yoskowitz.

  (5) Consists of grants of time based restricted stock to Messrs. Page and Yoskowitz of 10,000 and 2,500, respectively. Shares granted to Mr. Page have vested or will vest in annual increments of 2,500 shares in January of 1994 through 1997. The 2,500 shares held by Mr. Yoskowitz vested February 26, 1996.

  The following table sets forth information concerning individual grants of stock options and stock appreciation rights made during the 1995 fiscal year to each named executive officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS(1)
                         -------------------------------------------------------
                                           % OF TOTAL
                         NUMBER OF SHARES OPTIONS/SARS
                            UNDERLYING     GRANTED TO                               GRANT DATE
                           OPTIONS/SARS   EMPLOYEES IN EXERCISE PRICE EXPIRATION PRESENT VALUE ($)
NAME                       GRANTED (#)    FISCAL YEAR      ($/SH)        DATE           (2)
----                     ---------------- ------------ -------------- ---------- -----------------
R. Daniell..............     50,000(3)         2.0%       $66.125      2/22/05      $  909,000
G. David................     75,000(3)         3.0%       $66.125      2/22/05      $1,364,000
                            250,000(4)        10.0%       $78.25       6/27/05      $5,380,000
K. Krapek...............     30,000(3)         1.2%       $66.125      2/22/05      $  546,000
                            100,000(5)         4.0%       $78.25       6/27/05      $2,152,000
S. Page.................     20,000(3)         0.8%       $66.125      2/22/05      $  364,000
                            100,000(5)         4.0%       $78.25       6/27/05      $2,152,000
I. Yoskowitz............     15,000(3)         0.6%       $66.125      2/22/05      $  273,000
                            100,000(5)         4.0%       $78.25       6/27/05      $2,152,000

-------
  (1) Under certain circumstances, including a change of control, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option and SAR grants, purchase an outstanding grant for the cash value thereof or provide for other adjustments or modifications to the outstanding grants. All stock options and SARs were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

  (2) The values listed in this column are based on the Black-Scholes pricing model. The estimated values are based on a number of variables and include the following assumptions: interest rate of 6.8%, stock price volatility of 0.1809, and future dividend yield of 3.11%. The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock options or SARs, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model or any other model applied to value the stock options or SARs.

  (3) These stock options were granted on February 23, 1995, and will become exercisable on February 23, 1998. The grants include an equal number of Dividend Equivalents ("DEs"), which entitle the holder to receive a payment equal to the quarterly dividend amount paid on Common Stock for a stated period of time. DEs will be paid if, and to the extent the executive vests in the DEs at the end of the three-year performance measurement period as a result of achieving performance objectives.

  (4) These stock options were granted on June 28, 1995. They are performance based options and will vest and become exercisable only if the closing price of the Corporation's Common Stock averages $114 or higher for thirty consecutive trading days.

  (5) These SARs were granted June 28, 1995. They are performance based SARs and will vest and become exercisable only if the closing price of the Corporation's Common Stock averages $114 or higher for thirty consecutive trading days.

  The following table sets forth information concerning the exercise of stock options during the 1995 fiscal year by each of the named executive officers and the fiscal year end value of unexercised options. No SARs were exercised in 1995.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

                                                                                          VALUE OF
                                                            NUMBER OF SHARES             UNEXERCISED
                                                               UNDERLYING               IN-THE-MONEY
                                                        UNEXERCISED OPTIONS/SARS       OPTIONS/SARS AT
                                                         AT FISCAL YEAR END (#)    FISCAL YEAR END ($)(1)
                                                        ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED
NAME                     ON EXERCISE (#)     ($)(1)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------------- ----------- ------------- ----------- -------------
R. Daniell..............     229,474       $9,641,658     160,296      100,000    $ 7,144,212  $ 2,781,250
G. David................       8,244       $  290,601     372,530      640,000    $17,897,210  $15,653,125
K. Krapek...............       4,680       $  118,755     170,650      210,000    $ 8,542,488  $ 4,927,500
S. Page.................           0       $        0      37,000      135,000    $ 1,789,000  $ 2,640,625
I. Yoskowitz............      26,202       $  904,688      85,500      130,000    $ 4,119,250  $ 2,496,875

-------
  (1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 1995, as applicable, and is calculated by subtracting the exercise price per share of the option from the applicable closing price.

  The following table sets forth information concerning individual grants of Long Term Incentive Plan awards other than options made during the 1995 fiscal year to each of the named executive officers.

             LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                        NON-STOCK PRICE BASED PLANS
                                              ------------------------------------------------
                                              PERFORMANCE OR OTHER
                         NO. OF SHARES, UNITS     PERIOD UNTIL     THRESHOLD  TARGET  MAXIMUM
NAME                     OR OTHER RIGHTS (#)  MATURATION OR PAYOUT ($ OR #)  ($ OR #) ($ OR #)
----                     -------------------- -------------------- --------- -------- --------
R. Daniell..............             0                 --               0        0        0
G. David................             0                 --               0        0        0
K. Krapek...............        50,000(1)       6/28/00-6/27/05         0        0        0
S. Page.................             0                 --               0        0        0
I. Yoskowitz............             0                 --               0        0        0

-------
  (1) This award consists of 50,000 shares of performance based restricted Common Stock granted under the United Technologies Corporation Long Term Incentive Plan (the "LTIP"). The shares vest between five and ten years from the grant date only if the closing price of the Corporation's Common Stock on the New York Stock Exchange averages $114 or higher for 30 consecutive trading days during the term of the award.

PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total shareowner return for the five years ending December 31, 1995 on the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the companies that comprise the Dow Jones 30 Industrial Average. The Corporation is a component of both indices. These figures assume that all dividends paid over the five year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1990.

                             [GRAPH APPEARS HERE]

                            1990         1991         1992         1993         1994         1995
United Technologies        $100.00      $117.62      $108.33      $144.34      $150.79      $233.50
S&P 500 Index              $100.00      $130.34      $140.25      $154.32      $156.42      $214.99
Dow Jones 30 Industries    $100.00      $124.19      $133.39      $155.98      $163.87      $224.24


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has the authority to select the participants under the Severance Plan. Effective December 31, 1995, there were 34 key executives, including the five named executive officers, covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation, as defined in the Severance Plan, the participant will receive: (i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

  In addition to the Severance Plan, 31 key executives, including the five named executive officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan (as described above).

PENSION PLAN

                                   PENSION PLAN TABLE
              -------------------------------------------------------------
                                    YEARS OF SERVICE
              -------------------------------------------------------------
REMUNERATION     15       20        25         30         35         40
------------  -------- -------- ---------- ---------- ---------- ----------
 $  500,000   $146,800 $195,700 $  219,600 $  243,500 $  267,800 $  292,800
 $  750,000   $221,800 $295,700 $  332,100 $  368,500 $  405,300 $  442,800
 $1,000,000   $296,800 $395,700 $  444,600 $  493,500 $  542,800 $  592,800
 $1,250,000   $371,800 $495,700 $  557,100 $  618,500 $  680,300 $  742,800
 $1,500,000   $446,800 $595,700 $  669,600 $  743,500 $  817,800 $  892,800
 $1,750,000   $521,800 $695,700 $  782,100 $  868,500 $  955,300 $1,042,800
 $2,000,000   $596,800 $795,700 $  894,600 $  993,500 $1,092,800 $1,192,800
 $2,250,000   $671,800 $895,700 $1,007,100 $1,118,500 $1,230,300 $1,342,800

  Compensation covered by the pension plans of the Corporation and its subsidiaries includes total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Incentive Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Benefits under the supplemental plan are generally not funded in advance except in the event of a Change of Control.

  As of December 31, 1995, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: R. Daniell, 39 years; G. David, 20 years; K. Krapek, 13 years; S. Page, two years; and I. Yoskowitz, 16 years.

                                OTHER BUSINESS

  The Board of Directors knows of no other matters to be voted upon at the meeting. However, the persons named as proxies in the enclosed proxy card will, at their discretion, vote the shares they represent upon any other business that may properly come before the meeting.

                              PROXIES AND VOTING

TABULATION AND SECRECY OF VOTES

  Pursuant to the Bylaws of the Corporation, the Board of Directors has appointed representatives of First Chicago Trust Company of New York to serve as Inspectors of Election to supervise the voting at the Annual Meeting. The Inspectors will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors is an officer, employee or shareowner of the Corporation. In addition, the Corporation has engaged the services of First Chicago Trust Company of New York to receive, inspect, tabulate and maintain custody of proxies returned to First Chicago Trust Company of New York. The Inspectors and all other persons, including employees of First Chicago Trust Company of New York and the Corporation, whose duties require the handling of proxies and tabulation of votes, have been instructed that the vote of any shareowner will be kept secret and shall not be disclosed except as may be required for legal purposes.

SOLICITATION

  Solicitation of proxies is being made on behalf of the Board of Directors through the mail, in person and by telephone. The cost of soliciting proxies will be borne by the Corporation. In addition, arrangements have been made with banks and brokerage houses and other custodians to send proxies and proxy soliciting material to the persons for whom they hold shares, and the Corporation will reimburse them for their expenses in so doing. The Corporation has also retained Georgeson & Company Inc., to aid in the solicitation of proxies at a fee estimated at $15,500, plus out-of-pocket expenses.

REVOCATION

  A shareowner executing and returning a proxy has the power to revoke it at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by attending the meeting and requesting to vote in person.

SIGNATURES IN CERTAIN CASES

  If a shareowner is a corporation, the enclosed proxy card should be signed in its corporate name by an authorized officer and his/her title should be indicated. If stock is registered in the names of two or more trustees or other persons, the proxy card may be signed by one of them. If stock is registered in the name of a decedent, the proxy card should be signed by an executor or administrator, whose title as such should follow the signature.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The presence, in person or by proxy, of the owners of shares of Series A ESOP Preferred Stock and Common Stock representing a majority of votes entitled to be cast by such owners will constitute a quorum for the transaction of business at the Annual Meeting. All duly executed proxies received by the Corporation will be counted for purposes of establishing a quorum, including proxies as to which an abstention or a broker non-vote is indicated with respect to a particular matter.

  Directors will be elected by a plurality of votes cast. The affirmative vote, in person or by proxy, of the owners of a majority of the shares constituting the quorum is required for the approval of the appointment of Price Waterhouse LLP as General Auditor, for the approval of the Nonemployee Director Stock Option Plan, and for the approval of the shareowner proposal. If a shareowner abstains on any matter, the shareowner's shares will not be voted, which will have the same legal effect as a vote "against" the matter. Shares that are the subject of a broker non-vote on a particular matter also will have the same legal effect as a vote "against" the matter.

ACTION TO BE TAKEN UNDER THE PROXY

  In accordance with the recommendations of the Board of Directors, all proxies will be voted, if no contrary instruction is indicated on the proxy card, for the election as directors of the persons nominated by the Board of Directors, for the appointment of Price Waterhouse LLP as General Auditor, for approval of the Nonemployee Director Stock Option Plan, and against the shareowner proposal.

SAVINGS PLANS

  A proxy card has been sent to each employee who participates in a Savings Plan of the Corporation with an investment in the UTC Stock Fund or in the Employee Stock Ownership Plan (the ESOP"). Shares held in the UTC Stock Fund will be voted by the Trustee in accordance with the employee's directions. If an employee does not mark instructions on the card or if the employee does not return the instruction card, the Trustee will vote such shares in accordance with the instructions it receives with respect to a plurality of the shares for which instructions are received by the Trustee. All employer stock in the ESOP Fund that has been allocated to the employees' accounts for which the Trustee receives voting instructions will be voted in accordance with those instructions. All employer stock that has been allocated to the employees' accounts but for which the Trustee has not received voting instructions, and all unallocated shares in the ESOP account, will be voted by the Trustee in accordance with the instructions it receives with respect to a plurality of the shares that are allocated to the employees' ESOP accounts.

                                 ANNUAL REPORT

  The Corporation's Sixty Second Annual Report, including financial statements for the year 1995, was mailed to shareowners on or about February 28, 1996.

                                         William H. Trachsel
                                         Vice President and Secretary

Hartford, Connecticut
March 22, 1996

                                                                     APPENDIX A

                        UNITED TECHNOLOGIES CORPORATION
                    NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

1. PURPOSE.

  The purpose of the Nonemployee Director Stock Option Plan (the "Plan") is to attract, retain and compensate the members of the Board of Directors (the "Board") of United Technologies Corporation (the "Corporation") who are not employees of the Corporation or any of its subsidiaries and to secure for the Corporation and its shareowners the benefits associated with an increased equity interest in the Corporation of such nonemployee directors.

2. ADMINISTRATION.

  The Plan shall be administered by a committee comprised of the Chief Executive Officer, the Senior Vice President, Human Resources and Organization and the Corporate Secretary (the "Committee"). The Committee shall have the full authority to construe the Plan, to determine all questions arising under the Plan, and to adopt such rules and procedures for the administration of the Plan as the Committee may deem necessary or desirable. All decisions of the Committee in the administration of the Plan shall be conclusive and binding on all parties concerned, including the Corporation and the holders of options granted under the Plan. The Committee may authorize any one or more members of the Committee, or any one or more officers of the Corporation, to execute and deliver any documents that are necessary or desirable for the proper administration of the Plan. To the fullest extent permitted by law, no member of the Committee shall be liable, except by reason of such member's willful misconduct, for anything that is done or omitted by such member or by any other person in connection with the administration of the Plan.

3. STOCK SUBJECT TO THE PLAN.

  The total number of shares of Common Stock of the Corporation ("Common Stock") for which stock options may be granted under the Plan in any year shall not exceed a number of shares equal to 1000 multiplied by the number of Nonemployee Directors incumbent as of the date of the Corporation's Annual Meeting of shareowners, subject to adjustment as provided in Section 8 below. Such shares of Common Stock may be either authorized and unissued shares or previously issued shares that have been reacquired by the Corporation or any of its subsidiaries.

4. ELIGIBILITY

  Each member of the Board who is not an employee of the Corporation or any of its subsidiaries (a "Nonemployee Director") shall be eligible to receive Options in accordance with Section 5.

5. GRANT OF STOCK OPTIONS.

  On the date of the Corporation's Annual Meeting of Shareowners in each year for so long as the Plan remains in effect (the "Grant Date"), each Nonemployee Director who is elected as a director at such meeting, or whose term of office shall continue after the date of such meeting, automatically shall be granted an option to purchase 1,000 shares of Common Stock (an "Option").

6. TERMS AND CONDITIONS OF STOCK OPTIONS.

  Each Option shall have the following terms and conditions:

    (a) Exercise Price. The exercise price per share of Common Stock of the Option shall be equal to the Fair Market Value of the Common Stock on the Grant Date.

    (b) Vesting. The Option shall vest and become exercisable on the third anniversary of the Grant Date, except that, in the event the recipient ceases to be a director by reason of Retirement, Disability, death, or if a director leaves the Board to accept full time employment with a charity, a not-for-profit institution or state, federal or local government, an Option held for at least one year from the Grant Date shall become immediately exercisable in full.

    (c) Term. The Option shall have a term of ten years commencing on the Grant Date, but shall expire earlier under the following circumstances: (i) if the recipient shall cease to be a director of the Corporation for reasons other than Retirement, Disability or death, a non-vested Option shall be canceled without value and a vested Option shall continue to be exercisable for 90 days following the date on which the recipient ceases to be a director. An Option not exercised during this 90 day period shall expire without value (unless the recipient dies within such 90 day period in which event the Option shall expire in accordance with the provisions of clause (ii) below); and (ii) in the event of the death of the recipient (whether or not the recipient at the time is a director of the Corporation), the Option shall expire one year following the date of death.

    (d) Restrictions on Transfer. The Option shall not be transferable by the recipient other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the recipient only by the recipient or the recipient's legal representative. In the event that an Option is exercised by an executor, administrator, legatee or distributee of the estate of a deceased recipient, the Corporation shall be under no obligation to issue the shares of Common Stock being purchased unless and until the Corporation is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased recipient's estate or the proper legatees or distributees thereof.

    (e) Exercise Notice and Payment. The Option may be exercised, in whole or in part, by delivery to the Secretary of the Corporation of a written notice specifying the number of shares to be purchased and by payment in full of the aggregate exercise price of the shares of Common Stock being purchased. Payment of the exercise price shall be made (i) in United States dollars by check or bank draft, (ii) by tendering to the Corporation shares of Common Stock owned by the person exercising the Option having a Fair Market Value (determined as of the date of exercise) equal to the aggregate exercise price, (iii) by a combination of United States dollars and Common Stock; or (iv) by such other methods as the Committee shall authorize.

    (f) Definitions. As used in the Plan:

      (i) the term "Disability" means a medical condition or physical limitation affecting the Nonemployee Director that (A) is expected to be of long and continued duration and (B) renders the Nonemployee Director unable to perform his or her duties.

      (ii) the term "Fair Market Value" means the closing price of the Common Stock as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed or there are no reported transactions on the date of determination, then Fair Market Value shall mean the closing price on the last preceding date on which a closing price is so reported.

      (iii) the term "Retirement" means termination of service on the Board by reason of resignation from the Board or by reason of not standing for reelection on or after age 55 with five or more years of service, but shall not include (A) the removal of the individual as a director for cause, or (B) any other termination of service on the Board resulting from an act of fraud, misrepresentation, embezzlement, misappropriation or conversion of assets or opportunities of the Corporation or any subsidiary of the Corporation.

7. STOCK OPTION AGREEMENTS.

  Each Option shall be evidenced by a written agreement between the Corporation and the recipient of the Option in such form as the Committee shall prescribe.

8. ADJUSTMENTS FOR CHANGES IN OUTSTANDING COMMON STOCK OR A RESTRUCTURING
EVENT.

  (a) In the event of any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, combination or exchange of shares or any other material change in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without the Corporation receiving consideration therefor; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation's assets; a merger or consolidation in which the Corporation is the surviving entity; or other extraordinary, non-recurring events affecting the Corporation's capital structure or the value of the Common Stock, equitable adjustments shall be made in the terms of the Plan and outstanding Options, including an adjustment in the maximum number of shares referred to in Section 3 and the number of shares of Common Stock subject to an Option, as the Committee, in its sole discretion, determines are necessary or appropriate to prevent the dilution or enlargement of the rights of Plan participants.

  (b) In the event that the Corporation enters into an agreement to merge or consolidate with another company and the Corporation is not the surviving entity, the Corporation effects a sale of all or substantially all of its assets or the Corporation dissolves and liquidates, then the Committee, in its sole discretion, may (i) cause the Corporation to offer to acquire any or all vested Options at a price per underlying share of Common Stock equal to the difference between the exercise price per share and the Fair Market Value per share of the Common Stock or (ii) make such other modifications to outstanding Options as the Committee deems necessary or appropriate to maintain and protect the rights and benefits of the holders of Options.

9. CHANGE OF CONTROL.

  Notwithstanding any other provision herein to the contrary, in the event of a Change of Control of the Corporation, all outstanding Options shall become immediately exercisable for the remainder of their respective terms as provided in Section 6(c). The term "Change of Control" shall mean: (i) the acquisition by any person of voting shares of the Corporation if, as a result of the acquisition, such person, or any "group" as defined in Section 13
(d)(3) of the Securities Exchange Act of 1934 of which such person is a part, owns at least 20% of the outstanding voting shares of the Corporation, or (ii) a change in the composition of the Board such that, within any period of two consecutive years, persons who (A) at the beginning of such period constitute the Board or (B) become directors after the beginning of such period and whose election, or nomination for election by the shareowners of the Corporation, was approved by a vote of at least two-thirds of the persons who were either directors at the beginning of such period or whose subsequent election or nomination was previously approved in accordance with this clause (B) cease to constitute at least a majority of the Board.

10. MISCELLANEOUS PROVISIONS.

  (a) No Right to Continue as Director. Neither the existence of the Plan nor any action taken under the Plan shall be construed as giving any Nonemployee Director any right to continue to serve as a director of the Corporation.

  (b) Restrictions on Assignment. The rights and benefits of a Nonemployee Director under the Plan may not be assigned or transferred in whole or in part, whether directly, by operation of law or otherwise (except, in the event of a Nonemployee Director's death, by will or the laws of descent and distribution), including by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Any attempt to assign a recipient's interest in any Option (whether voluntary or involuntary) shall be void and shall be without force or effect.

  (c) Restriction of Issuance of Common Stock. No shares of Common Stock shall be issued under the Plan unless counsel for the Corporation shall be satisfied that such issuance will comply with all applicable laws, including federal and state securities laws and regulations.

  (d) Tax Withholding. It shall be a condition to the obligation of the Corporation to issue shares of Common Stock upon exercise of an Option that the Nonemployee Director (or other person permitted to exercise the Option) pay to the Corporation, upon demand, such amount as may be requested by the Corporation for the purpose of satisfying any obligation of the Corporation to withhold federal, state, local or foreign income or other taxes. The Committee shall prescribe the manner in which such payment shall be made, which may include payment by means of the delivery or withholding of shares of Common Stock valued at the Fair Market Value thereof. If the amount requested is not paid in such manner as the Committee shall prescribe, the Corporation may refuse to issue the shares of Common Stock.

  (e) No Funding Requirement. The Plan shall be unfunded. The Corporation shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares of Common Stock upon exercise of any Option. No obligation under the Plan shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation.

  (f) Acceptance and Ratification. By accepting an Option or other benefit under the Plan, each Nonemployee Director (and each person claiming under or through such Nonemployee Director) shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Corporation, the Board or the Committee.

  (g) Notices. Any notice to the Corporation required or permitted under any provision of the Plan shall be in writing addressed to the Secretary of the Corporation and shall be effective when it is received.

  (h) No Shareholder Rights. A recipient of an Option shall have no rights as a shareholder with respect to any shares of Common Stock issued upon the exercise of an Option until such time as the Option is exercised and such shares of Common Stock are issued.

  (i) Governing Law. The Plan and all determinations made and actions taken under the Plan shall be governed by, and construed in accordance with, the laws of the State of Connecticut and, to the extent applicable, the laws of the United States.

11. AMENDMENT OF PLAN.

  The Plan may be amended by the Board from time to time as the Board shall deem advisable; provided, however, that (i) no amendment shall become effective without the approval of the shareowners of the Corporation if such shareowner approval is required by law and (ii) to the extent required by Rule 165b-3, as in effect from time to time under Section 16 of the Securities Exchange Act of 1934, as amended, the Plan provisions governing the amount, price and timing of Options granted under the Plan shall not be amended more frequently than once every six months, other than to comport with changes in the Internal Revenue

Code of 1986, or the rules thereunder, as in effect from time to time. No amendment of the Plan not required by law shall adversely affect the rights of any holder with respect to any outstanding Option without such holder's written consent.

12. EFFECTIVE DATE OF PLAN.

  The Plan shall become effective upon the approval of the Plan by the shareowners of the Corporation by the holders of a majority of the shares of Common Stock present and entitled to vote at a meeting of shareowners called for such purpose.

13. TERMINATION OF PLAN.

  The Plan shall continue in effect until such time as the Board acts to terminate the Plan.

                  [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

 [LOGO OF UNITED    UNITED
 TECHNOLOGIES       TECHNOLOGIES
 APPEARS HERE]      One Financial Plaza
                    Hartford, CT 06101
P
R
O           Proxy Solicited on Behalf of the Board of Directors of
X             the Corporation for Annual Meeting, April 23, 1996
Y
      The undersigned hereby appoints Charles W. Duncan, Jr., Robert H. Malott and Jacqueline G. Wexler, and each of them with power of substitution to each, proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 23, 1996, at 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

      This card also constitutes voting instructions to the Trustee under the United Technologies Corporation Employee Savings Plan to vote, in person or by proxy, (i) the proportionate interest of the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under such Plan, and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Preferred Stock of United Technologies Corporation held by the Trustee under such Plan, in each case as described in the Proxy Statement.

      You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                See Reverse Side

[X] Please mark your
    votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposals 2 and 3, and AGAINST proposal 4, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.
--------------------------------------------------------------------------------
    The Board of Directors recommends a vote FOR the election of directors.
--------------------------------------------------------------------------------
                           FOR            WITHHELD
1. Election of
   Directors.

Election of Directors Nominees

Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Daniell, George David, Robert F. Dee, Charles W. Duncan, Jr., Pehr G. Gyllonhammer, Gerald D. Hines, Charles R. Lee, Robert H. Malott, Harold A. Wagner and Jacqueline G. Wexler.

Vote for all nominees except:

---------------------------------------


--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 2 and 3 and AGAINST proposal 4.
--------------------------------------------------------------------------------
                                              FOR       AGAINST      ABSTAIN
2. Appointment of General
   Auditor

3. Approve Nonemployee
   Director Stock Option Plan

4. Shareowner Proposal
   Regarding Disclosure of
   Executive Compensation
--------------------------------------------------------------------------------


SIGNATURE(S)                                               DATE
            -----------------------------------------------    -----------------
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.